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                                                                  EXHIBIT 99.01

                 [letterhead for Quintiles Transnational Corp.]

         March 22, 2002



         U.S. Securities & Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C.  20549

          Re:      Representations by Arthur Andersen LLP



         Ladies and Gentlemen:

          Pursuant to Temporary Note 3T to Article 3 of Regulation S-X of the Securities Exchange Act of 1934, as amended, I acknowledge on behalf of Quintiles Transnational Corp. (the "Company") that Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, has represented to the Company that its audit of the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 was subject to Andersen's quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


         Sincerely,

         /s/ James L. Bierman

         James L. Bierman
         Executive Vice President and Chief Financial Officer